Exhibit 10.23

PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIALITY UNDER RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.  A COPY OF THIS AGREEMENT WITH ALL SECTIONS INTACT HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Second Amendment to

Exclusive License Agreement

for

Selected Applications of Coated Nanocrystalline Particles

between

The Regents of the University of California

and

BioSante Pharmaceuticals, Inc.

UC Case No 1989-204

SECOND AMENDMENT TO THE EXCLUSIVE LICENSE AGREEMENT
FOR SELECTED APPLICATIONS OF COATED NANOCRYSTALLINE PARTICLES

This second amendment (“Second Amendment”) is effective this 7th day of May, 2001, by and between The Regents of the University of California (“The Regents”), a California corporation, having its statewide administrative offices at 1111 Franklin Street, 12th Floor, Oakland, California 94607-5200, and BioSante Pharmaceuticals, Inc. (“Licensee”), a Wyoming corporation, having a principal place of business at 175 Olde Half Day Road, Suite 247, Lincolnshire, Illinois 60069.

RECITALS

Whereas, Licensee (formerly known as Ben-Abraham Technologies, Inc.) and The Regents entered into a license agreement entitled “Exclusive License Agreement for Selected Applications of Coated Nanocrystalline Particles,” effective on June 18, 1997, having UC Agreement Control Number 1997-04-0671 (“License Agreement”), covering licensure to Licensee by The Regents of rights in certain inventions developed by Dr. Nir Kossovsky et al. at the University of California, Los Angeles, and covered by Patent Rights (as defined in the License Agreement);

Whereas, Licensee and The Regents amended the License Agreement effective October 26, 1999, (“First Amendment”), having UC Agreement Control No. 1997-04-0671A, to include additional terms into the License Agreement and to revise the minimum annual royalties schedule to a more financial and time feasible schedule;

Whereas, Licensee and The Regents amended the License Agreement by notice effective May 25, 2000, having UC Agreement Control No. 1997-04-067lB, to change the name of the company’s name from Ben-Abraham Technologies to its current name;

Whereas, Licensee has requested The Regents to amend certain provisions in the License Agreement that pertains only to the field of Vaccine Adjuvant and a particular sublicensing arrangement, defined below as “Adjuvant Sublicense Agreement,” between Licensee and a third party called Corixa Corporation;

Whereas, The Regents is willing to amend the License Agreement to reflect such request.

Now, Therefore, in consideration of the foregoing and the mutual promises and covenants contained herein, the parties hereto agree as follows:

1.           Paragraph 1.2 (Definitions) of the License Agreement is deleted in its entirety and replaced with the following:

“1.2         “Patent Products” means:

i                                             a Vaccine Adjuvant, Virus Vaccine Construct, or Drug Delivery System comprising a composition of matter, material, product, or Derived Product;

ii                                          a Vaccine Adjuvant, Virus Vaccine Construct, or Drug Delivery System comprising a composition of matter, material, product, or Derived Product to be used in a manner requiring the performance of the Patent Method; or

iii                                       a Vaccine Adjuvant, Virus Vaccine Construct, a Drug Delivery System comprising a composition of matter, material, product, or Derived Product produced by the Patent Method;

to the extent that the manufacture, use, or sale of such composition of matter, material, product, or Derived Product in a particular country, would be covered by or infringed, but for the license granted to Licensee pursuant to this Agreement, an unexpired claim of a patent or pending claim of a patent application were said claim issued in a patent under Patent Rights in that country.  This definition of Patent Products also includes a service either used by Licensee or provided by Licensee to its customers when such service requires the practice of the Patent Method.  For the avoidance of doubt, any product or service is deemed to be a Patent Product if such product or service contains a component that is a composition of matter, material, product, or Derived Product covered under Subparagraphs 1.2 i through 1.2 iii.”

2.           Paragraph 1.10 (Definitions) of the License Agreement is deleted in its entirety and replaced with the following:

                “1.10       “Net Sales” means the gross invoice prices from the Final Sale of Patent Products by the Licensee or its sublicensee to one or more independent third parties for cash or other forms of consideration in accordance with generally accepted accounting principles, less only the following deductions (if not already deducted from the gross invoice price and at rates customary within the industry):

1.10a                     allowances (actually paid and Limited to rejections, returns, and prompt payment and volume discounts granted to customers of Patent Products, whether in cash or Patent Products in lieu of cash);

1.10b                    freight, transport packing, insurance charges associated with transportation; and

1.10c                     taxes, tariff, or import/export duties based on sales when included in gross sales, but not value-added taxes or taxes assessed on income derived from such sales.

If the Licensee or its sublicensee distributes Patent Products for commercial end use to itself or to the other party (i.e., Licensee distributes Patent Products to its sublicensee or sublicensee distributes Patent Products to Licensee), then such distribution will be considered a Final Sale of Patent Products based on the price normally charged to independent third parties, and The Regents will be entitled to collect a royalty on such Final Sale at the rates and bases set forth in Article 4 (Royalties).  Moreover, if Licensee or its sublicensee distributes a component that is claimed under Patent Rights to itself or to the other party (i.e., Licensee distributes a component to its sublicensee or sublicensee distributes a component to Licensee), and the receiving party includes such component in a Patent Product as defined in Paragraph 1.2, then the distribution of the entire Patent Product by the receiving party to its customers constitutes a Final Sale, and The Regents will be entitled to collect a royalty on such Final Sale at the rates and bases set forth in Article 4 (Royalties).”

3.           Paragraph 1.14 (Definitions) is added to the License Agreement as follows:

“1.14       “Derived Product” means any product that is made by using a composition of matter claimed under Patent Rights or by practicing the Patent Method to make a final product regardless of the number of steps in the process or the number and types of compositions of matter (e.g., intermediate compounds) that are involved in making the final product.  A “Derived Product” also means any product that is made by using a composition of matter claimed under Patent Rights whether or not that composition of matter is directly incorporated or a part of the final product.”

4.           Paragraph 1.15 (Definitions) is added to the License Agreement as follows:

“1.l5        “Third Party” means Corixa Corporation, having a principle place of business at 1124 Columbia Street Suite 200, Seattle, Washington 98104-2040.  Any reference to sublicensee under the terms of this Agreement is meant to include the Third Party, except when the terms of this Agreement conflict with those of the Second Amendment.  In which case, the terms of the Second Amendment will control.”

5.           Paragraph 1.16 (Definitions) is added to the License Agreement as follows:

“1.16       “Adjuvant Sublicense Agreement” means a definitive agreement by and between the Licensee and Third Party involving the grant by Licensee to Third Party of one or more of the following rights:  to make, use, sell, offer for sale, or import Patent Products in the Field, or to practice the Patent Method in the Field.  Any reference to a sublicense or sublicense agreement under the terms of this Agreement is meant to include the Adjuvant Sublicense Agreement, except when the terms of this Agreement conflict with those of the Second Amendment.  In which case, the terms of the Second Amendment will control.”

6.           Paragraph 1.17 (Definitions) is added to the License Agreement as follows:

“1.17       “Final Sale” means the point of sale or use of Patent Products, which sale or use is the last infringing act (but for the licenses granted herein) that is within the control of the Licensee or its sublicensee, whether or not the Licensee or sublicensee had control over prior infringing act(s).  For the avoidance of doubt, this definition of Final Sale includes the sale of the entire Patent Product in which a component or intermediate claimed under Patent Rights is used to make such Patent Product or is a part thereof.”

7.           Last sentence of Paragraph 2.4 (Grant) of the License Agreement is deleted in its entirety and replaced with the following:

“Licensee may sublicense third party(s) any part, but not all of its rights that are granted to Licensee under Paragraph 2.1.  To the extent certain rights are granted to a third party under a sublicense, such sublicense will include all of the corresponding rights and obligations due to The Regents that are contained in this Agreement including, but not limited to the following:

2.4a                           payment of royalties in sufficient amounts and at the appropriate times to permit Licensee to satisfy its royalty obligations owed The Regents at the rates, bases, and times set forth in Article 4 (Royalties);

2.4b                          disposition of Patent Products set forth in Article 11 (Disposition of Patent Products on Hand Upon Termination);

2.4c                           restrictions for use of names and trademarks set forth in Article 12 (Use of Names and Trademarks);

2.4d                          patent marking set forth in Article 15 (Patent Marking); and

2.4e                           indemnification set forth in Article 17 (Indemnification).”

8.             Paragraph 3.2 (License Issue Fee) of the License Agreement is deleted in its entirety and replaced with the following:

“3.2         As further consideration for all rights granted by Licensee to the Third Party under the Adjuvant Sublicense Agreement, Licensee will pay to The Regents XXXXXXXXXX (XXX) of all consideration due or owing under the Adjuvant Sublicense Agreement (Sublicense Fee), including but not limited to, milestone payments and a Premium as defined in Paragraph 3.3 below.  Licensee will pay The Regents any portion of the Sublicense Fee that had been received by the Licensee in the prior calendar quarter on or before the dates set forth in Paragraph 4.3.”  [Portions of this section have been omitted pursuant to a request for confidentiality under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.  A copy of this Agreement with this section intact has been filed separately with the Securities and Exchange Commission.]

9.             Paragraph 3.3 (License Issue Fee) is added to the License Agreement as follows;

“3.3         If Licensee accepts an investment in equity or debt financing as consideration for the granting of rights to Third Party under the Adjuvant Sublicense Agreement, then Licensee and Third Party will determine by an arms length transaction, the portion of the equity or debt financing that should be attributed to the Adjuvant Sublicense Agreement (hereinafter referred to as “Premium”), and the fair market value of that equity or debt financing so that a dollar value can be assigned to such Premium.  In accordance with Paragraph 3.2, Licensee will pay to The Regents XXXX of the Premium’s determined value.” [Portions of this section have been omitted pursuant to a request for confidentiality under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.  A copy of this Agreement with this section intact has been filed separately with the Securities and Exchange Commission.]

10.          Paragraph 3.4 (License Issue Fee) is added to the License Agreement as follows:

“3.4         The fees set forth in Paragraph 3.1 and 3.2 above will not be refunded, credited, or considered an advance against royalties, fee, Sublicense Fee or reimbursements for Patent Costs (as defined in Paragraph 14.5) due or owing The Regents under this Agreement.”

11.          Paragraph 4.1 (Royalties) of the License Agreement is deleted in its entirety and replaced with the following;

“4.1         As further consideration for all the rights and licenses granted to Licensee, Licensee and its sublicensees will pay to The Regents an earned royalty at the rate of four percent (4%) based on the Net Sales of Patent Products.  If, however, Licensee has granted the right to manufacture and sell a Vaccine Adjuvant to any third party who manufactures and sells a pharmaceutical product, which pharmaceutical product is combined with the Vaccine Adjuvant, then Licensee may exchange the royalty rate paid to The Regents specified above for a royalty rate of two percent (2%) based on the Net Sales of the Patent Product comprising the pharmaceutical product and Vaccine Adjuvant.  Notwithstanding the above, and with respect to only the Adjuvant Sublicense Agreement, Licensee may exchange the royalty rate paid to The Regents specified above for a royalty rate of one percent (1%) based on the Net Sales of the Patent Product comprising the combination of a pharmaceutical product and Vaccine Adjuvant, which Patent Product can only be sold as a vaccine.”

12.         Paragraphs 4.2 (Royalties) of the License Agreement is deleted in its entirety and replaced with the following:

“4.2         Licensee will pay to The Regents royalties on Patent Products and Patent Methods covered by both pending applications and issued patents.  Earned royalties will accrue in each country for the duration of The Regents’ Patent Rights in that country and will be payable to The Regents when Patent Products are invoiced, or if not invoiced, when distributed by Licensee or sublicensee to itself, to the other party (i.e., Licensee distributes Patent Products to its sublicensee or sublicensee distributes Patent Products to Licensee), or to a third party for end use that constitutes a Final Sale.  In such event, royalties will accrue to The Regents on the Net Sales in accordance with the terms of Paragraph 4.1 above.”

13.         Paragraphs 4.3 (Royalties) of the License Agreement is deleted in its entirety and replaced with the following:

“4.3         Royalties and Sublicense Fees accruing to The Regents will be paid to The Regents quarterly on or before the following dates of each calendar year:

February 28 for the calendar quarter ending December 31

May31 for the calendar quarter ending March 31

August 31 for the calendar quarter ending June 30

November 30 for the calendar quarter ending September 30”

14.         Paragraph 14.5 (Patent Prosecution and Maintenance) of the License Agreement is deleted in its entirety amid replaced with the following;

“14.5       Licensee will reimburse The Regents for 1/n (where “n” means the total number of licensees and optionees of The Regents, excluding the United States Government) of all costs of preparing, filing, prosecuting, and maintaining all United States and foreign patent applications and patents covered by Patent Rights in Paragraph 1.1, including costs for interferences and opposition proceedings (‘Patent Costs”).  Licensee will reimburse The Regents for all Patent Costs within 30 days following Licensee’s receipt of an itemized invoice from The Regents stating such costs.”

15.         Paragraph 14.6 (Patent Prosecution and Maintenance) of the License Agreement is deleted in its entirety and replaced with the following:

“14.6      Licensee’s obligation to underwrite and pay for Patent Costs incurred by The Regents will continue until three months after expiration or termination of this Agreement.  The Licensee will reimburse The Regents for all Patent Costs incurred during the term of the Agreement and for three months thereafter whether or not invoices for such costs are received during the three-month period after expiration or termination of this Agreement.  The Licensee may terminate its obligations with respect to any particular patent application or patent in any or all designated countries three months after giving written notice to The Regents.  The Regents may continue prosecution and/or maintenance of such application(s) or patent(s) at its sole discretion and expense, provided, however, that the Licensee will have no further right or licenses thereunder.”

16.         Paragraph 18.1 (Notices) of the License Agreement is deleted in its entirety and replaced with the following:

“18.1       Any notice or payment required to be given to either party will be deemed to have been properly given and to be effective:

18.la                        on the date of delivery if delivered in person;

18.lb                       on the date of mailing if mailed by first-class certified mail, postage paid; or

18.1c                     on the date of mailing if mailed by any global express carrier service that requires the recipient to sign the documents demonstrating the delivery of such notice of payment;

to the respective addresses given below, or to another address as designated in writing by the party changing its prior address.

In the case of Licensee:	BioSante Pharmaceuticals, Inc.
175 Olde Half Day Road, Suite 247
Lincolnshire, Illinois 60069
	Telephone:	(847) 793-2434
	Facsimile:	(847) 793-2435
	Attention:	Stephen M. Simes
President & CEO

In the case of The Regents:	The Regents of the University of California
Office of the President
Office of Technology Transfer
111 Franklin Street, 5th Floor
Oakland, California 94607-5200
	Telephone:	(510) 587-6000
	Facsimile:	(510) 587-6090
	Attention:	Executive Director,
Office of Technology Transfer
Referring to: UC Case No, 89-204”

                In witness whereof, both The Regents and the Licensee have executed this Second Amendment, in duplicate originals, by their respective officers hereunto duly authorized, on the day and year hereafter written.

BIOSANTE PHARMACEUTICALS, INC.		THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

By	/s/ Stephen M. Simes	By	/s/ Alan B. Bennett
(Signature)		(Signature)

Name	Stephen M. Simes	Name	Alan B. Bennett

Title	President & CEO	Title	Executive Director,
Research Administration
and Technology Transfer

Date	4/18/01	Date	May 7, 2001

Approved as to legal form:	/s/ P. Martin Simpson, Jr.	3/22/01
	P. Martin Simpson, Jr.	Date
University Counsel
Office of General Counsel